                                                                    EXHIBIT 21.1

          SUBSIDIARIES OF THE REGISTRANT-JURISDICTION OF INCORPORATION

Aspect Telecommunications AG
Switzerland

Aspect Telecommunications A/S
Denmark

Aspect Telecommunications B.V.
The Netherlands

Aspect Telecommunications Canada Company
Canada

Aspect Telecommunications GmbH
Germany

Aspect Telecommunications Japan, Ltd.
Japan

Aspect Telecommunications Ltd.
Hong Kong

Aspect Telecommunications Ltd.
United Kingdom

Aspect Telecommunications N.V.
Belgium

Aspect Telecommunications PTE (S) Ltd.
Singapore

Aspect Telecommunications Pty. Ltd.
Australia

Commerce Soft, Inc.
United States

TCS Management Group
United States